Exhibit 2.6

Constellation Software Inc.

Notice of Special Meeting of Shareholders

To Be Held On October 2, 2013

Notice is hereby given that the special meeting (the “Meeting”) of the holders of common shares (“Common Shares”) of Constellation Software Inc. (“CSI” or the “Corporation”) will be held at the offices of McCarthy Tétrault LLP, Suite 5300, Toronto Dominion Bank Tower, Toronto-Dominion Centre, 66 Wellington Street West, Toronto, Ontario on October 2, 2013 at 11:00 a.m. (Eastern Standard Time) for the following purposes:

(a)

to consider, and if thought appropriate, adopt a special resolution (the full text of which is reproduced in Schedule “A”), authorizing and approving the amendment of the articles of the Corporation in order to remove the Class A Non-Voting Shares from the authorized capital of the Corporation;

(b)

to consider, and if thought appropriate, adopt a special resolution (the full text of which is reproduced in Schedule “B”), authorizing and approving the amendment of the articles of the Corporation in order to create a new class of preferred shares, to be issuable at any time or from time to time at the discretion of the Board of Directors of the Corporation (the “Board”) in one or more series; and

(c)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Accompanying this Notice is a copy of a Management Information Circular and a form of proxy.

Shareholders are invited to attend the Meeting. A holder of Common Shares of record at the close of business on August 29, 2013 will be entitled to vote at the Meeting.

If unable to attend the Meeting in person, a registered shareholder may submit his or her proxy by mail, by facsimile, by telephone or over the Internet in accordance with the instructions below.

A non-registered shareholder should follow the instructions included on the voting instruction form provided by his or her Intermediary.

Voting by Mail. A registered shareholder may submit his or her proxy by mail by completing, dating and signing the enclosed form of proxy and returning it using the envelope provided or otherwise to the attention of the Proxy Department of Computershare Investor Services Inc. at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1.

Voting by Facsimile. A registered shareholder may submit his or her proxy by facsimile by completing, dating and signing the enclosed form of proxy and returning it by facsimile to Computershare Investor Services Inc. at (416) 263-9524 or toll free (within North America) at (866) 249-7775.

Voting by Telephone. A registered shareholder may vote by telephone by calling toll free 1-866-732-VOTE (8683) or from outside of North America by calling (312) 588-4290 and following the instructions provided. Shareholders will require a control number (located on the front of the proxy) to identify themselves to the system.

Voting by Internet. A registered shareholder may vote over the Internet by going to www.investorvote.com and following the instructions. Such shareholder will require a control number (located on the front of the proxy) to identify themselves to the system.

To be effective, a proxy must be received by Computershare Investor Services Inc. no later than 11:00 a.m. (Eastern Standard Time) on September 30, 2013 or, if the Meeting is adjourned, 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of holding the Meeting or delivered to the Chairman on the day of the Meeting, prior to the commencement of the Meeting or any adjournment thereof.

DATED August 30, 2013	By Order of the Board

/s/ Mark Leonard
Mark Leonard Chairman and President

CONSTELLATION SOFTWARE INC.

MANAGEMENT INFORMATION CIRCULAR FOR THE SPECIAL

MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 2, 2013

SOLICITATION OF PROXIES

This management information circular (the “Circular”) dated as of August 30, 2013 and accompanying form of proxy are furnished in connection with the solicitation, by management of Constellation Software Inc. (the “Corporation”), of proxies to be used at the special meeting of shareholders of the Corporation (the “Meeting”) referred to in the accompanying Notice of the Special Meeting of Shareholders (the “Notice”) to be held on October 2, 2013, at the time and place and for the purposes set forth in the Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by directors and/or officers of the Corporation, or by the Corporation’s transfer agent, Computershare Investor Services Inc., at nominal cost. The cost of solicitation by management will be borne by the Corporation. Pursuant to National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy solicitation material to the beneficial owners of the common shares of the Corporation (“Common Shares”). The cost of any such solicitation will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person, who need not be a shareholder of the Corporation, other than the persons named in the enclosed form of proxy, to represent such shareholder at the Meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy. All proxies must be executed by the shareholder or his or her attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. A registered shareholder may submit his or her proxy by mail, by facsimile, by telephone or over the Internet in accordance with the instructions below.

A non-registered shareholder should follow the instructions included on the voting instruction form provided by his or her Intermediary.

Voting by Mail. A registered shareholder may submit his or her proxy by mail by completing, dating and signing the enclosed form of proxy and returning it using the envelope provided or otherwise to the attention of the Proxy Department of Computershare Investor Services Inc. at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1.

Voting by Facsimile. A registered shareholder may submit his or her proxy by facsimile by completing, dating and signing the enclosed form of proxy and returning it by facsimile to Computershare Investor Services Inc. at (416) 263-9524 or toll free (within North America) at (866) 249-7775.

Voting by Telephone. A registered shareholder may vote by telephone by calling toll free 1-866-732-VOTE (8683) or from outside of North America by calling (312) 588-4290 and following the instructions provided (located on the front of the proxy) to identify themselves to the system.

Voting by Internet. A registered shareholder may vote over the Internet by going to www.investorvote.com and following the instructions. Such shareholder will require a control number (located on the front of the proxy) to identify themselves to the system.

To be effective, a proxy must be received by Computershare Investor Services Inc. no later than 11:00 a.m. (Eastern Standard Time) on September 30, 2013 or, if the Meeting is adjourned, 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of holding the Meeting or delivered to the Chairman on the day of the Meeting, prior to the commencement of the Meeting or any adjournment thereof.

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy and may do so either: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as described above; (2) by depositing an instrument in writing revoking the proxy executed by him or her: (a) with Computershare Investor Services Inc. at any time up to and including 11:00 a.m. (Toronto time) on the second last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used; or (b) with the Chairman of the Meeting on the day of the Meeting, prior to the commencement of the Meeting or any adjournment thereof; or (3) in any other manner permitted by law.

NON-REGISTERED HOLDERS

Only registered holders of Common Shares, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, Common Shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(A)

in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered savings plans, registered retirement income funds, registered education savings plans and similar plans; or

(B)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. (“CDS”)) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has distributed copies of the Circular and the accompanying Notice, form of proxy, and supplemental mailing card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders of Common Shares.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries will generally use service companies (such as Broadridge Financial Solutions, Inc.) to forward the Meeting Materials to Non-Registered Holders. Generally, a Non-Registered Holder who has not waived the right to receive Meeting Materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on the type of form they receive:

1)

Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the Meeting Materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the holder’s behalf), but wishes to direct the voting of the Common Shares they beneficially own, the voting instruction form must be submitted by mail, facsimile, telephone or over the Internet in accordance with the directions on the form. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Holders’ behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder; or

2)

Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the Intermediary (typically by facsimile, stamped signature) which is restricted as to the number of common shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Holder’s behalf), but wishes to direct the voting of the Common Shares they beneficially own, the Non-Registered Holder must complete the form of proxy and submit it to Computershare Investor Services Inc. as described above. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the holder’s behalf), the Non-Registered Holder must strike out the persons named in the proxy and insert the Non-Registered Holder (or such other person’s) name in the blank space provided.

In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries, including those regarding when and where the proxy or the voting instruction form is to be delivered.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

EXERCISE OF DISCRETION BY PROXIES

Shares represented by properly executed proxies in favour of the persons named in the enclosed form of proxy will be voted on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to the matters identified in the proxy, the shares will be voted or withheld from voting in accordance with the specifications so made. Where shareholders have properly executed proxies in favour of the persons named in the enclosed form of proxy and have not specified in the form of proxy the manner in which the named proxies are required to vote the shares represented thereby, such shares will be voted in favour of the passing of the matters set forth in the Notice. The enclosed form of proxy confers discretionary authority with respect to amendments or variations to the matters identified in the Notice and with respect to other matters that may properly come before the Meeting. At the date hereof, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which at present are not known to management of the Corporation should properly come before the

Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Class A Non-Voting Shares (“Class A Shares”). As at August 30, 2013, there were 21,191,530 Common Shares and no Class A Shares issued and outstanding.

The Corporation has fixed August 29, 2013 as the record date (the “Record Date”) for the persons entitled to receive notice of the Meeting. Each holder of Common Shares is entitled to be present at the Meeting and to one vote for each Common Share registered in the name of such holder in respect of each matter to be voted upon at the Meeting.

A quorum for the transaction of business at the Meeting is the presence of two shareholders of the Corporation holding Common Shares, present in person or by telephonic or electronic means and holding or representing by proxy not less than 15% of the votes entitled to be cast at the Meeting.

To the knowledge of the directors and officers of the Corporation, the following table sets out the names of all persons who beneficially own, or exercise control or direction over, directly or indirectly more than 10% of the outstanding Common Shares:

Name of Beneficial Owner	Number of Common Shares Owned		Percentage of Common Shares Owned
OCP CSI Investment Holdings Inc.	2,154,623		10.2%
Mawer Investment Management Ltd.	2,521,847	(1)	11.9%

(1)	As at July 31, 2013.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

1.	Clean Up Resolution

Shareholders are being asked to consider and, if thought appropriate, adopt a special resolution (the “Clean Up Resolution”) authorizing the filing of articles of amendment to remove the Class A Shares from the authorized capital of the Corporation. A “special resolution” means a resolution that is passed by at least two-thirds of the votes cast at the Meeting by the shareholders entitled to vote in person or by proxy on the resolution.

As at the date of this Circular, there are no Class A Shares issued and outstanding and the Corporation does not intend to issue any additional Class A Shares in the future. Therefore the removal of the Class A Shares from the authorized capital of the Corporation is considered to be a clean-up matter.

The text of the special resolution authorizing the amendment to the Corporation’s articles as described above is attached to this circular as Schedule A. This proposed amendment to the articles will become effective upon the filing of Articles of Amendment reflecting the amendment pursuant to the Business Corporations Act (Ontario) (“OBCA”).

The Board recommends that shareholders vote FOR the Clean Up Resolution. Unless the shareholder directs that his or her Common Shares be otherwise voted, the persons named in the enclosed form of proxy will vote FOR the Clean Up Resolution.

2.	Preferred Share Resolution

Shareholders are being asked to consider and, if thought appropriate, adopt a special resolution (the “Preferred Share Resolution”) authorizing the filing of articles of amendment to create a new class of preferred shares to be designated as “Class A Preferred Shares” (the “Preferred Shares”). A “special resolution” means a resolution that is passed by at least two-thirds of the votes cast at the Meeting by the shareholders entitled to vote in person or by proxy on the resolution.

The Corporation would like to create the Preferred Shares to provide it with greater flexibility in its capital structure and in raising future capital.

The Preferred Shares will be issuable in one or more series, where the Board will be authorized to fix the number of shares of each series, subject to the limitation on the number of Preferred Shares to be issued as described below, and to determine for each series, subject to the terms and conditions set out herein, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters. The restrictions and limitations set out in the terms of the Preferred Shares, particularly with respect to the number that may be issued and the voting rights, distinguish the Preferred Shares from a structure that is commonly referred to as “blank cheque” preferred shares. A summary of the terms of the Preferred Shares is included below. Note that the following is a summary only and reference should be made to the full text of the terms and conditions attaching to the Preferred Shares as set out in the special resolution in Schedule B hereto.

Ranking and Priority

Each series of Preferred Shares will be entitled to priority over the Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares, as may be determined by the Board.

Parity Among Series

Each series of Preferred Shares will rank on a parity with every other series of Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Participation Upon Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to receive from the assets of the Corporation any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any Preferred Shares, before any amount is paid or any assets of the Corporation are distributed to the holders of any Common Shares or shares of any other class ranking junior to the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

Dividends

The holders of each series of Preferred Shares will be entitled to receive dividends (which may be cumulative or non-cumulative and variable or fixed) as and when declared by the Board.

Conversion

No series of Preferred Shares will be convertible into any other class of shares but they may be convertible into another series of Preferred Shares.

Redemption

Each series of Preferred Shares may be redeemable by the Corporation on such terms as may be determined by the Board.

Voting

Holders of any series of Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of the Corporation, unless the

Board determines otherwise, in which case voting rights will only be provided in circumstances where the Corporation has failed to pay a certain number of dividends on such series of Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Preferred Shares.

Limitation on the Number of Preferred Shares Issuable

The proposed terms of the Preferred Shares provide that the number of Preferred Shares which may be issued and outstanding at any time will be limited to a number equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any Preferred Shares.

If shareholders approve the Preferred Share Resolution to create the new Preferred Shares and the Corporation’s articles are amended, no further shareholder approval will be required to issue Preferred Shares of any series if and when the Board decides to issue any Preferred Shares.

The Board believes that amending the Corporation’s articles to authorize the issuance of the Preferred Shares will provide the Corporation with increased flexibility in its capital structure and in raising future capital. The creation of Preferred Shares would permit the Board to negotiate with potential investors regarding the rights and preferences of a series of Preferred Shares that may be issued to meet market conditions and financing opportunities as they arise, without the expense and delay in connection with calling a shareholders’ meeting to approve specific terms of any series of Preferred Shares. The Preferred Shares may be used by the Corporation for any appropriate corporate purpose, including, without limitation, as a means of obtaining additional capital for use in the Corporation’s business and operations or in connection with acquisitions.

Certain restrictions contained in the terms of the Preferred Shares render these shares not ideal for use as a take-over defence. Specifically, the fact that the Preferred Shares are non-voting except in certain limited circumstances and contain a limit on the maximum number of shares that can be issued make them unlike unconstrained blank cheque preferred shares available to other issuers. In this regard, we have sought to constrain the terms of the Preferred Shares in a manner to provide the Corporation reasonable financing flexibility and provide our shareholders comfort that the Preferred Shares will not be used for purposes of a take-over defence.

Nevertheless, the availability of undesignated Preferred Shares may have certain negative effects on the rights of the holders of Common Shares. The actual effect of the issuance of any Preferred Shares upon the rights of holders of Common Shares cannot be fully stated until the Board determines all specific rights of the particular series of Preferred Shares. However, the Corporation’s articles will set out certain terms and restrictions, as set out above, in respect of the Preferred Shares, and which provide the holders of Common Shares with an indication of the possible effects of an issuance of Preferred Shares, specifically with respect to dividends, liquidation, redemption, conversion, voting rights and limitations on issuances of Preferred Shares. Such effects may include holders of Common Shares receiving less in the event of liquidation, dissolution or other winding-up of the Corporation, or a reduction in the amount of funds, if any, available for dividends on Common Shares.

The text of the special resolution authorizing the amendment to the Corporation’s articles as described above is attached to this circular as Schedule B. This proposed amendment to the articles will become effective upon the filing of Articles of Amendment reflecting the amendment pursuant to the Business Corporations Act (Ontario).

The Board recommends that shareholders vote FOR the Preferred Share Resolution. Unless the shareholder directs that his or her Common Shares be otherwise voted, the persons named in the enclosed form of proxy will vote FOR the Preferred Share Resolution.

The Board can revoke either of the above special resolutions before they are acted on, even if they are passed by shareholders, in its sole discretion and without further notice to or approval of shareholders.

Dissenting Shareholders’ Rights

Pursuant to section 185(2) of the OBCA, a shareholder is entitled to dissent in respect of any Common Shares held and be paid the fair value of such shares if the shareholder objects to the Preferred Share Resolution and the Preferred Share Resolution is approved (a “Dissenting Shareholder”).

In order to dissent, a shareholder must (a) send to the registered office of the Corporation at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, M5C 2T6 before the Meeting or deliver to the Corporation at the Meeting, a written objection (a “Dissent Notice”) to the Preferred Share Resolution from which the shareholder dissents (a proxy to vote against such resolution does not constitute a written objection thereto); (b) within 20 days after receipt from the Corporation of notice that the Preferred Share Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Preferred Share Resolution has been adopted, send to the Corporation a written notice containing: (i) his or her name and address, (ii) the number of shares in respect of which he or she dissents, (iii) a demand for payment of the fair value of such shares (the “Demand for Payment”); and (c) within 30 days thereafter, send to the Corporation the certificates representing such shares. A Dissenting Shareholder, on sending the notice containing the Demand for Payment, ceases to have any rights as a holder of such shares, other than the right to be paid the fair value of the shares, except where the Dissenting Shareholder withdraws such notice before the Corporation makes an offer to pay for such shares, or the Corporation fails to make such an offer to pay for such shares and the Dissenting Shareholder withdraws his or her notice, or the directors revoke the Preferred Share Resolution from which such Shareholder dissents, in any of such cases the Dissenting Shareholder’s rights as a holder of such shares are reinstated as of the day on which he or she sent the notice containing the Demand For Payment. A Dissenting Shareholder who fails to forward his or her Dissent Notice, Demand For Payment or share certificates within the times required loses any right to make a claim for payment of the fair value of his or her shares.

The Corporation is required, within 10 days after the Preferred Share Resolution is adopted, to send to each holder of shares who has filed a Dissent Notice, a notice that the Preferred Share Resolution has been adopted. The Corporation is not required to send such notice to any holder of shares who voted for the Preferred Share Resolution or who has withdrawn his objection. The Corporation is also required to send an offer to the Dissenting Shareholder to pay for his shares in an amount considered by the Board to be the fair market value thereof, not more than seven days after the later of the completion of the transaction (the “Dissent Effective Date”) and the date of receipt of the Dissenting Shareholder’s Demand for Payment. If such offer is accepted by the Dissenting Shareholder, payment is required to be made within 10 days of acceptance. Any such offer lapses if not accepted within 30 days after it is made. If the Corporation fails to make such an offer, or if the Dissenting Shareholder fails to accept the offer, the Corporation may, within 50 days after the Dissent Effective Date or such further period as a court may allow, apply to a court to fix a fair value for the shares of the Dissenting Shareholder. If the Corporation fails to make such application, the Dissenting Shareholder may make a similar application within a further period of 20 days or such further period as the court may allow.

A Shareholder who complies with each of the steps required to dissent is entitled to be paid the fair value of the shares held by him in respect of which such Dissenting Shareholder dissents, determined as of the close of business on the day before the Preferred Share Resolution is adopted.

Notwithstanding the foregoing, the Corporation is not permitted to make a payment to a Dissenting Shareholder if there are reasonable grounds for believing that: (a) the Corporation is or would after the payment be unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities.

A Shareholder may only exercise the right to dissent under section 185 of the OBCA in respect of shares which are registered in that Shareholder’s name. Failure by a Dissenting Shareholder to adhere strictly to the requirements of section 185 of the OBCA may result in the loss of such Dissenting Shareholder’s rights under that section. Beneficial Shareholders (for example, those persons who hold their shares through a broker, custodian, nominee or other intermediary) who wish to exercise dissent rights should be aware that only Registered Shareholders are entitled to dissent. A Beneficial Shareholder should ensure that his shares are registered in his name prior to the Meeting in order for his dissent to be properly made. A Registered Shareholder, such as a broker, who holds shares as nominee for several Beneficial Shareholders, some of whom wish to dissent, must ensure that such shares are validly registered in the names of such dissenting persons prior to the Meeting in order to ensure that dissent rights are not lost.

The foregoing is only a summary of section 185 of the OBCA, the full text of which is attached hereto as Annex I. Shareholders considering exercising such right of dissent should specifically refer to section 185 of the OBCA. As failure to comply strictly with the provisions of the statute may prejudice the shareholder’s right of dissent, it is suggested that any shareholder seeking to exercise such right obtain his own legal advice as to the manner and the implications of exercising such right.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the proxy.

ADDITIONAL INFORMATION

A copy of this Circular has been sent to each director of the Corporation, to the applicable regulatory authorities, to each shareholder entitled to notice of the Meeting and to the auditors of the Corporation. Additional information relating to the Corporation is available on SEDAR at www.sedar.com. A comprehensive description of the Corporation and its business as well as a summary of the risk factors applicable to the Corporation are set out in the Corporation’s latest available Annual Information Form (“AIF”). Financial information is provided in the Corporation’s annual consolidated financial statements and accompanying management’s discussion and analysis for the fiscal year ended December 31, 2012, and the unaudited interim consolidated financial statements and accompanying management’s discussion and analysis for the three and six months ended June 30, 2013, each of which is available at www.sedar.com. Copies of the Corporation’s 2013 AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the 2013 AIF; the Corporation’s most recently filed annual consolidated financial statements, together with the accompanying report of the auditor, and any of the Corporation’s interim consolidated financial statements that have been filed for any period after the end of the Corporation’s most recently completed financial year; annual and interim management’s discussion and analysis and this Circular are available without charge to shareholders of the Corporation, upon request, from the Corporation at:

Constellation Software Inc.

20 Adelaide Street East

Suite 1200

Toronto, Ontario

M5C 2T6

Telephone: (416) 861-2279

Facsimile: (416) 861-2287

Email: info@csisoftware.com

DIRECTORS’ APPROVAL

The contents of this Circular and the delivery thereof to the shareholders of the Corporation has been approved by the Board of Directors of the Corporation.

DATED August 30, 2013	By Order of the Board

/s/ Mark Leonard
Mark Leonard Chairman and President

SCHEDULE “A”

Special Resolution Authorizing an Amendment to the Corporation’s Articles to Remove the

Class A Non-Voting Shares

BE IT RESOLVED THAT:

1.	the articles of Constellation Software Inc. (the “Corporation”) be amended to remove the Class A Non-Voting Shares from the authorized capital of the Corporation; and

2.

any officer or director of the Corporation be, and is hereby authorized, for and on behalf of the Corporation, to execute and deliver such documents and instruments and to take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby including, without limitation, the execution and filing of articles of amendment under the Business Corporations Act (Ontario), such determination to be conclusively evidenced by the execution and delivery of such documents or instruments and the taking of any such actions.

SCHEDULE “B”

Special Resolution Authorizing an Amendment to the Corporation’s Articles to Add

Class A Preferred Shares

BE IT RESOLVED THAT:

1.

the articles of Constellation Software Inc. (the “Corporation”) be amended to create a new class of preferred shares designated as “Class A Preferred Shares”, issuable in series, in a number which will be limited to a number equal to not more than 20% of the issued and outstanding common shares of the Corporation at the time of issuance of any such Class A Preferred Shares; such Class A Preferred Shares having attached thereto the following rights, privileges, restrictions and conditions:

(a)

Series: The Class A Preferred Shares may at any time or from time to time be issued in one or more series. Subject to the provisions set out herein, the board of directors of the Corporation may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Class A Preferred Shares.

(b)

Priority: The Class A Preferred Shares are entitled to priority over the common shares and all other shares ranking junior to the Class A Preferred Shares with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)

Other Preferences: The Class A Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and any other shares of the Corporation ranking junior to the Class A Preferred Shares, as may be determined by the board of directors of the Corporation.

(d)

Ranking of Each Series: The Class A Preferred Shares of each series will rank on a parity with the Class A Preferred Shares of every other series with respect to priority in the payment of dividends and in the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(e)

Participation Upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Class A Preferred Shares will be entitled to receive from the assets of the Corporation any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any Class A Preferred Shares, before any amount is paid or any assets of the Corporation are distributed to the holders of any common shares or shares of any other class ranking junior to the Class A Preferred Shares. After payment to the holders of the Class A Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(f)	Dividends: The holders of each series of Class A Preferred Shares will be entitled to receive dividends as and when declared by the board of directors of the Corporation in respect of such series.

(g)	Conversion Rights: No series of Class A Preferred Shares will be convertible into any other class of shares of the Corporation but may be convertible into another series of Class A Preferred Shares.

(h)	Redemption: Each series of Class A Preferred Shares may be redeemable by the Corporation on such terms as may be determined by the board of directors of the Corporation.

(i)

Voting: Holders of any series of Class A Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Class A Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of the Corporation, unless the board of directors of the Corporation determines otherwise, in which case voting rights will only be provided in circumstances where the Corporation has failed to pay a certain number of dividends on such series of Class A Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the board of directors of the Corporation and set out in the designations, rights, privileges, restrictions and conditions of such series of Class A Preferred Shares.

2.

any officer or director of the Corporation be, and is hereby authorized, for and on behalf of the Corporation, to execute and deliver such documents and instruments and to take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby including, without limitation, the execution and filing of articles of amendment under the Business Corporations Act (Ontario), such determination to be conclusively evidenced by the execution and delivery of such documents or instruments and the taking of any such actions.

ANNEX I

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

185. (1) Rights of dissenting shareholders — Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c) amalgamate with another corporation under sections 175 and 176;

(d) be continued under the laws of another jurisdiction under section 181; or

(e) sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) Idem — If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170(l)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b) subsection 170(5) or (6).

(2.1) One class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Exception — A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) Shareholder’s right to be paid fair value — In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

(5) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(6) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

(7)	Idem — The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) Notice of adoption of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) Idem — A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) Demand for payment of fair value — A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

(11) Certificates to be sent in — Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) Idem — A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) Endorsement on certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) Rights of dissenting shareholder — On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholders rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

(15) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16)	Idem — Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) Idem — Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) Application to court to fix fair value — Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19) Idem — If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) Idem — A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

(21) Costs — If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) Notice to shareholders — Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection

(19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and

(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) Parties joined — All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) Idem — Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) Appraisers — The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) Final order — The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

(27) Interest — The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) Where corporation unable to pay — Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.

(29) Idem — Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) Idem — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

(31) Court order — Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) Commission may appear — The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.